Exhibit 10.7.9

March 3, 2008

Eric P. Snyder

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd.

Suite 500, CBL Center

Chattanooga, Tennessee 37421

Re:	Retirement

Dear Eric,

In conjunction with your retirement as an executive officer of CBL, this letter agreement shall serve as our mutual agreement regarding your severance package. The following are the components of your severance package:

1.	Your employment with CBL and its affiliates and your status as an executive officer of CBL will terminate as of March 31, 2008.

2.

An announcement of your retirement will be made internally by CBL on March 3, 2008 and any announcement of your retirement by CBL will include a statement or reference to “your decision to retire” from CBL or words of similar effect.

3.

CBL shall pay to you in cash the amount of $1,000,000 in two increments. The first increment of $500,000 to be paid to you on April 1, 2008; the second increment of $500,000 to be paid to you on February 1, 2009.

4.	CBL shall pay to you in cash the amount of $75,000 on April 1, 2008, as a pro-rata share of your bonus compensation for fiscal 2008.

5.

Stock Restriction Agreements covering the 7,380 shares of restricted common stock of CBL that you currently own will be amended or terminated such that your rights in those shares will be immediately vested as of April 1, 2008 and such shares shall be delivered to you or to your designee.

6.

You and your wife shall be entitled to continue to participate in the CBL health insurance plan for a period of 24 months following the date of your retirement at no cost to you. Following the 24 month period, you and your wife will be entitled to participate in the CBL health insurance plan for the period of time until you reach the age for eligibility for Medicare and your wife until she reaches such age but you will bear the full cost for such participation.

Eric P. Snyder

March 3, 2008

7.

You will be entitled to retain the following equipment provided to you in your capacity as an executive officer of CBL: (i) cellular telephone; (ii) blackberry; (iii) lap top computer. Each of these items will need to be “scrubbed” by the IT department to remove any software and information of CBL. CBL may provide to you new replacement equipment of equal capacity, quality and functionality at CBL’s discretion in lieu of your retaining the existing equipment.

8.	You will retain your interests as a limited partner in the entities listed on Exhibit B hereto.

9.

You agree to refrain from making any disparaging comments concerning CBL, its directors, officers, employees, its affiliates and its businesses. You agree to respect and maintain the confidentiality of business plans and other proprietary information of CBL of which you have been made aware in your capacity as an executive officer of CBL.

10.

Your rights under those certain Indemnification Agreements between you and CBL & Associates Properties, Inc. and CBL & Associates Management, Inc. dated November 11, 1993 shall continue as per the terms thereof following the termination of your employment with CBL.

11.

Our mutual execution of this letter agreement shall serve as our agreement to the terms of the release that is attached to this letter agreement as Exhibit A (the “Release”) and as initialed by each of us. In the event you revoke your agreement to the Release within the time parameters referenced therein, then this letter agreement shall then be null and void.

Eric P. Snyder

March 3, 2008

Your offer to remain available after April 1, 2008 for transition of projects and assignments is very much appreciated. Eric, I want to thank you for the years of service that you have provided to CBL and its predecessor entities and I also want to thank you for the manner in which you have handled this separation. Our mutual execution of this letter agreement shall serve as our agreement to the terms set forth herein. Please execute both copies of this letter agreement, retain one original counterpart for your files and return the other to me.

Sincerely,

CBL & Associates Management, Inc.

By:	__/s/ Stephen Lebovitz_____________________
Stephen D. Lebovitz, President

Accepted and agreed as of the date first above written.

____/s/ Eric P. Snyder___________

Eric P. Snyder

Eric P. Snyder

March 3, 2008

EXHIBIT A

RELEASE

In consideration of the mutual promises contained in the letter agreement to which this Release is attached and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, (i) CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, CBL & Associates Management, Inc. and CBL & Associates, Inc. and each of their affiliated entities (collectively, “CBL”) and (ii) Eric P. Snyder (“Snyder”) do hereby agree as follows:

Except as noted below, Snyder hereby releases, discharges and completely acquits CBL and CBL’s directors, officers, owners, partners, shareholders, employees and agents from any and all claims, demands or liabilities, whether known or unknown, asserted or unasserted, actual or potential, which Snyder may have against such persons from the beginning of the world to the date of the execution of this Release including but not limited to any claims, demands or liabilities which may have specifically arisen out of any previous relationships between CBL and Snyder. This Release shall not apply to any demand, claim or liability for any default under or breach of the terms of the letter agreement to which this Release is attached.

Snyder acknowledges that: he is releasing all claims under the Age Discrimination in Employment Act and Older Worker Benefit Protection Act; that he was given up to 21 days in which to consider the terms of the letter and Release, the opportunity to consult with an advisor or attorney, and 7 days after signature in which to revoke the agreement and Release. Snyder agrees that he understands the terms of the letter and Release and that he is receiving consideration under them to which he would not otherwise be entitled.

Each of CBL and Snyder hereby acknowledges that this Release shall be binding upon their heirs, successors, administrators and assigns and acknowledges receipt of the full consideration as recited herein, as the case may be. It is expressly understood and agreed that the recited consideration is contractual and not a mere recital, that all agreements and understandings between the parties are embodied and expressed herein, and that neither this Release nor any part hereof shall be construed or used as an admission of liability.

Initials:

/s/ CBL_________________

CBL

/s/ ES___________________

Snyder

Eric P. Snyder

March 3, 2008

EXHIBIT B

SCHEDULE OF RETAINED LIMITED PARTNERSHIP INTERESTS

Entity	% Interest as limited partner

VIP Associates, Ltd. Partnership	12.5%
VIP Associates, II, Limited Partnership	8.3333%
VIP Associates III, Limited Partnership	6.6667%
VIP IV Limited Partnership	9.9%
VIP V Limited Partnership	9.0%
VIP VI Limited Partnership	9.9%
VIP VII Limited Partnership	9.9%
VIP VIII Limited Partnership	6.1875%
VIP IX Limited Partnership	5.5%